ATX COMMUNICATIONS, INC.


FOR IMMEDIATE RELEASE
---------------------


                  ATX COMMUNICATIONS, INC. ANNOUNCES FINANCIAL
                      RESULTS FOR THE THIRD QUARTER OF 2002

 ATX reports its seventh consecutive quarter of EBITDA improvement, its fourth consecutive quarter of EBITDA positive results, and the highest EBITDA in
                                Company history

New York, NY (November 14, 2002) - ATX Communications, Inc. ("ATX" or the "Company") (OTCBB: COMM), a leading integrated communications provider, today announced its operating results for the quarter ended September 30, 2002.

ATX's EBITDA (before corporate expense) of $7.0 million in the third quarter of 2002 compares to a loss of ($1.5) million in the third quarter of 2001 and represents the Company's fourth consecutive EBITDA-positive quarter and the highest EBITDA positive quarter reported in the Company's history. The Company generated positive EBITDA results for the first time in the fourth quarter of 2001 and has reported positive EBITDA results in each quarter for the past 12 months.

"We are pleased to report another strong quarter in which our financial results continued the positive trends that we have demonstrated over the past year and a half," said Thomas Gravina, President and CEO. "This recently completed quarter marks our seventh consecutive period of improved EBITDA performance and our first full year of positive EBITDA results. Our entire organization continues to demonstrate that it can deliver positive results and execute on our business model, even in very difficult economic times for the entire telecommunications sector. These results also prove that the demand for our most profitable integrated voice, data, Internet and web related services is strong and growing. We continue to implement operating initiatives designed to grow revenue in our most profitable market segments, and to improve our profitability and operating efficiency. We believe these initiatives will continue to improve our results going forward.

"We are continuing to see increased demand for our most profitable product lines and we are capitalizing on that demand by providing comprehensive, bundled product sets and superior customer service to both the consumer and commercial segments in the targeted markets we serve. We continue to believe that customers want choice in their communications services, and we have continued to prove that the Company is positioned to win market share from the incumbent operators in a profitable business model. To that end, we have continued the expansion of our facilities-based network, which will enable us to deliver new products and services over an expanded footprint, while also increasing our gross margins throughout all market segments.

"Growth in our customer base has continued within our most profitable integrated communications product lines. Notable entities, including Fortune 1000 enterprises, religious organizations, leading academic institutions and major league sports franchises continue to recognize ATX as the best partner for all of their telecommunications needs.

"With a streamlined corporate structure, strong management and a significantly deleveraged balance sheet, we are focused on executing the fundamentals - revenue growth and best-in-class customer service. Having now shown improvement in each quarter since 2000, we look forward to more successes, ultimately leading us to positive cash flow."

In July 2002, the Company completed the second and final phase of the recapitalization process, which began in December 2001. In the recapitalization, the Company eliminated approximately $600 million of debt and preferred stock and more than $100 million of other liabilities and future obligations. In the third quarter, the Company completed the public exchange offers, which was the second and final phase of the recapitalization process and gave the former stockholders of CoreComm Limited direct ownership in ATX Communications, Inc., the recapitalized company.

The components of EBITDA as defined by the Company are set forth in the results summarized under the heading "Financial Results." This definition is consistent across the periods referred to in this release.

                              OPERATING HIGHLIGHTS

ATX continued to focus on its most profitable  markets and products,  as well as
on  executing   numerous  operating   initiatives,   which  led  to  significant
improvements in the financial results for the seventh straight quarter.

Subscriber data

ATX had the following subscribers as of September 30, 2002:

--------------------------------------------------------------------------------
                                                            September 30, 2002
--------------------------------------------------------------------------------
Residential Local Access Lines                                    53,441
--------------------------------------------------------------------------------
Business Local Access Lines                                      229,500
--------------------------------------------------------------------------------
Toll-related Access Line Equivalents                             508,200
--------------------------------------------------------------------------------
Internet Subscribers                                             278,500
--------------------------------------------------------------------------------
Other Data Customers (1)                                          27,200
--------------------------------------------------------------------------------

(1) Other data customers included Point-to-point Data, Frame Relay, Web Development, Web Hosting, E-commerce, Co-location, and other related customers.

Revenue Breakdown

ATX's revenues for the third quarter ended September 30, 2002 were attributable to the following service categories:

--------------------------------------------------------------------------------
                                                              September 30, 2002
--------------------------------------------------------------------------------
Local Exchange Services                                             37.2%
--------------------------------------------------------------------------------
Toll-related Telephony Services                                     22.7%
--------------------------------------------------------------------------------
Internet, Data and Web-related Services                             30.0%
--------------------------------------------------------------------------------
Other Revenue(1)                                                    10.1%
--------------------------------------------------------------------------------
     Total                                                          100%
--------------------------------------------------------------------------------

(1) Other includes carrier access billing, reciprocal compensation, wireless, paging, and information services.

Profitability Initiatives

The Company has continued the trend of improving profitability of its business and as of the third quarter of 2002, profitability has improved by approximately $150 million since the 4th quarter of 2000.

                                                                      Three months ended,
                                           % Reduction         --------------------------------
($ in thousands)                           Q4`00-Q3'02            9/30/02            12/31/00
Operating Expenses                                 26%            $47,927             $65,002
Selling, General and Administrative                52%             18,512              38,414
Corporate Expenses                                 49%              1,930               3,759
                                                 ----             -------            --------
     Total Expenses                                36%            $68,369            $107,175

The improvements shown above have resulted from a variety of measures, several of which are also expected to generate additional profitability advances during the remainder of 2002 and going forward. The Company focuses on reviewing its product portfolios to ensure maximum profitability while also scrutinizing all SG&A costs to reduce inefficiencies and improve processes. In addition, by monitoring all aspects of the business, not only are costs minimized, but also the customer experience has improved due to improved service quality and better operational efficiencies. These initiatives include: network operations and asset consolidation; higher gross margin for delivery of telephony services via UNE, UNE-P, and EEL; elimination of products that do not meet profitability targets; and consolidation of business service and residential service operations.

Other Initiatives

ATX has completed numerous operational successes, including the establishment of many representative customer relationships and other key advancements:

o ATX secured the largest commercial customer contract in the Company's history with a multi-year wholesale agreement with Virginia-based Single Source, Inc. representing millions of dollars in annual revenue potential. The Company will provide wholesale inter-exchange carrier and local exchange carrier services, as well as Internet, frame relay and private line data services.

o ATX has been awarded a contract to participate in the provision of telecommunications services to The Ohio State University. The University was recently ranked as the top Ohio public university and the #21 public university in the nation by U.S. News and World Report.

o ATX has been selected by the Catholic Diocese of Cleveland to provide local exchange carrier and inter-exchange carrier services at the main office of the Diocese and more than 230 of its parishes and schools. Additionally, the Company is supplying the Diocese's main location with an Internet connection and a point-to-point network for six other locations.

o ATX has signed a new eight-year agreement with Nationwide Realty Investors, the real estate development affiliate of the Nationwide Insurance Company, to extend the Company's position as the "Preferred Provider" of telecommunications services for the Arena District, an urban village in Columbus, Ohio with more than 1.5 million square feet of business, retail, entertainment, and residential space planned. The Company will also be opening new, premium office space within the District, launching a 7,000-square-foot sales and operations facility later this year.

o ATX is expanding its relationship with the Columbus Blue Jackets of the National Hockey League. The Company will continue to serve as the "Official Telecommunications Partner" providing voice and Internet services to the organization and its affiliates. In addition, the new multi-level marketing agreement includes a private label dial-up Internet offering targeting various Blue Jackets constituencies.

o ATX has been awarded a two-year extension to its existing agreement with the City of Baltimore. The Company has been the City's provider since 1998, and has now renewed the relationship for the second time.

o ATX has been selected to work with several notable organizations to provide dial-up Internet access and e-mail services to low-to-moderate income residents of U.S. Department of Housing and Urban Development (HUD) Section 8 and Public Housing facilities. This project, called the Community Technology Network Project (CTNP), is initially targeting approximately 500,000 residents in Indiana, Michigan, Ohio, Illinois, and various major U.S. cities. The CTNP was developed and administered by Worldwide Communication Group, Inc. In addition to ATX, participating corporations include Oracle Corporation and The New Internet Computer Company (both founded by Larry Ellison), HP (Hewlett-Packard), and Western Union Corporation.

o    ATX has been  selected by The Better  Business  Bureau of Greater  Maryland
     (BBB) to provide local exchange carrier and inter-exchange carrier services at the BBB's headquarters in Baltimore. The two organizations have also formed a strategic alliance to bring ATX services to the BBB's member base of over 3,000 area businesses.

o ATX is providing Hajoca Corporation, the largest privately-owned wholesale distributor in the plumbing, heating and air conditioning, and pool and waterworks supply industries, with services at more than 150 locations nationwide, as well as ATX CoreConnect(sm) Preferred integrated solution and toll-free and calling card services.

o ATX is providing inter-exchange carrier and toll-free services to approximately 95 locations nationwide for Bradco Supply, one of the largest distributors of roofing supplies in the U.S. Headquartered in Avenel, New Jersey, Bradco has been a leader in the roofing distribution business since 1966 and has locations in 25 states.

o ATX has teamed with Asbury Park Press, New Jersey's premier Daily and Sunday newspaper. Asbury Park Press is part of Gannett Co, Inc. (NYSE:
     GCI), one of the largest news, information, and communications organizations in the nation serving more than seven million readers, including the nation's largest-selling daily newspaper, USA Today.

o ATX is providing voice and data services at 19 facilities in New Jersey, Pennsylvania, and Mississippi for Senior Care Centers of America, a premier provider of adult day health services. The Company is providing its ATX CoreConnect(sm) Preferred Plus integrated solution at the main location in Cherry Hill, New Jersey, as well as local exchange carrier and inter-exchange carrier services at all Pennsylvania and New Jersey locations.

o ATX has been selected by CIT Group, Inc. (NYSE: CIT), a leading commercial and consumer finance company with approximately $50 billion in assets, for its inter-exchange carrier, Internet, and co-location services out of the state of New Jersey.

o ATX is providing voice, data, and Internet services to Emco, the largest independently owned wholesale distributor of office furniture and supplies in the U.S. Emco is benefiting from a customized ATX CoreConnect(sm) application, which includes the wholesaler's local exchange carrier and inter-exchange carrier services, as well as high bandwidth (T1) Internet connectivity with a managed firewall. The Company is also providing Emco with a point-to-point circuit to connect its headquarters to its newly acquired company in Michigan.

o ATX has been selected by American Infrastructure, the owner of four large construction companies with a large presence throughout the East Coast, to provide voice and data services at 16 locations throughout the eastern U.S. American Infrastructure employs nearly 1,500 workers at Allan A. Myers, Inc., Independence Construction Materials, R.G. Griffith, Inc. and T.C. Simons, Inc.

                               OTHER DEVELOPMENTS

Election of Five New Executive Officers

ATX recently announced that it has promoted five long-standing members of its existing senior management team to be Executive Officers of the Company. The Board of Directors elected the following individuals to serve as Executive
Officers:

     o    Tim Allen, Senior Vice President - Sales
     o Jeff Coursen, Senior Vice President & Chief Operating Officer - Commercial Division
     o Christopher Holt, Senior Vice President - Chief Counsel for Legal and External Affairs & Secretary
     o    Chris Michaels, Senior Vice President - Chief Technical Officer
     o    Neil Peritz, Senior Vice President - Controller & Treasurer.

Finalist for Company of the Year

ATX has been recognized as a finalist for the 2002 Enterprise Awards' Company of the Year. The Awards program, presented by the Eastern Technology Council, in partnership with PricewaterhouseCoopers LLP, is considered the Delaware Valley's most prestigious competitive honor for technology-oriented companies. Now in its tenth year, the Enterprise Awards program salutes companies and individuals for their contributions to the region's technology community.

                                FINANCIAL RESULTS


                                                 Three Months Ended September 30,
                                                   2002                 2001
                                              ------------------------------------

Revenues                                      $  73,422,000        $  74,172,000

Costs and expenses
Operating                                        47,927,000           54,760,000
Selling, general and administrative              18,512,000           20,907,000
                                              ------------------------------------
         EBITDA                                   6,983,000           (1,495,000)

Corporate                                         1,930,000              944,000
Non-cash compensation                                     -            3,234,000
Recapitalization costs                              373,000                    -
Other charges                                             -            3,910,000
Asset impairments                                         -                    -
Depreciation                                      8,895,000           10,972,000
Amortization                                         84,000           20,784,000
                                              ------------------------------------
                                                 76,033,000          115,511,000
                                              ------------------------------------
Operating loss                                   (4,299,000)         (41,339,000)

Other income (expense)
Interest income and other, net                      115,000              555,000
Interest expense                                 (4,503,000)          (6,943,000)
                                              ------------------------------------
Loss before income taxes and
    extraordinary item                           (8,687,000)         (47,727,000)
Income tax benefit                                   92,000                    -
                                              ------------------------------------
Loss before extraordinary item                   (8,595,000)         (47,727,000)
Gain from early extinguishments of debt                   -            2,216,000
                                              ------------------------------------
Net loss                                      $  (8,595,000)       $ (45,511,000)
                                              ====================================

Basic and diluted net loss per share:
    Loss before extraordinary item            $       (0.29)       $       (1.67)
Extraordinary Item                                        -                (0.08)
                                              ------------------------------------
Net loss                                      $       (0.29)       $       (1.59)
                                              ====================================
Weighted average number of shares                29,667,000           28,542,000
                                              ====================================

                         DISCUSSION OF OPERATING RESULTS

Three Months Ended September 30, 2002 and 2001

The decrease in revenues to $73,422,000 from $74,172,000 is due primarily to decreases in the toll-related telephony services and consumer Internet services provided by the Company. The Company continued to reduce or eliminate its less profitable services and increase its customer base in its more profitable segments.

Operating costs include direct cost of sales, network costs and salaries and related expenses of network personnel. Operating costs decreased to $47,927,000 from $54,760,000 due to a decrease in costs as a result of optimization of our network, reduced headcount and reduction of our facilities.

Selling, general and administrative expenses decreased to $18,512,000 from $20,907,000 due to a decrease in costs as a result of reduced headcount, reduction of our facilities and a revision in our marketing strategies.

Corporate expenses include the costs of some of our officers and corporate staff, the costs of operating the corporate office and costs incurred for strategic planning and evaluation of business opportunities. Corporate expenses increased to $1,930,000 from $944,000 due to increased costs of corporate activities and increased compensation expense.

In accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," in April 2000, we recorded a non-cash compensation expense of approximately $29.0 million and a non-cash deferred expense of approximately $31.3 million. From July 1, 2001 to September 30, 2001, $3.2 million of the deferred non-cash compensation was charged to expense. The remaining portion of deferred non-cash compensation was charged to expense between October 1, 2001 and December 31, 2001.

We incurred additional costs, which consist primarily of legal fees, accounting fees and printing fees, in connection with our recapitalization of $373,000 during the three months ended September 30, 2002.

Other charges of $3,910,000 during the three months ended September 30, 2001, relate to our announcements in May and July 2001 that we were taking additional actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas of the Company. These charges included employee severance and related costs for approximately 630 employees as well as lease exit costs.

Depreciation expense decreased to $8,895,000 from $10,972,000 primarily as a result of the reduction in the carrying value of our fixed assets as of December 31, 2001 as determined by a fair value analysis performed in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."

Amortization expense decreased to $84,000 from $20,784,000 due to the reduction in the carrying value of our intangible assets as of December 31, 2001 as determined by a fair value analysis performed in accordance with SFAS No. 121 as well as our adoption of SFAS No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002, which required us to cease amortizing goodwill. Amortization expense on our goodwill and workforce during the three months ended September 30, 2001 was $20,700,000. Our net loss and our basic and diluted net loss per common share would have been $24,811,000 and $0.86, respectively, had SFAS No. 142 been in effect during 2001.

Interest expense decreased to $4,503,000 from $6,943,000 due primarily to a reduction in the effective interest rate on our senior secured credit facility. The effective interest rate on our senior secured credit facility at September 30, 2002 and 2001 was 6.75% and 9.29%, respectively.

The income tax benefit of $92,000 during 2002 is from state and local income tax refunds.

About ATX
Founded in 1985, ATX Communications, Inc. is a facilities-based integrated communications provider offering local exchange carrier and inter-exchange carrier telephone, Internet, e-business, high-speed data, and wireless services to business and residential customers in targeted markets throughout the Mid-Atlantic and Midwest regions of the United States. ATX currently serves approximately 350,000 business and residential customers. For more information about ATX, please visit www.atx.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
- Certain statements contained herein, specifically excluding references to the exchange offers, constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. When used herein, the words, "believe," "anticipate," "plan," "will," "expects," "projects," "positioned," "strategy," and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by such forward-looking statements. Such factors include, without limitation, the following: the ability of the Company to obtain trade credit and shipments and terms with vendors and service providers for current orders; the Company's ability to maintain contracts that are critical to its operations; the ability to remain in compliance with all required ratios and covenants contained in agreements governing our outstanding indebtedness;
potential adverse developments with respect to the Company's liquidity or results of operations; the ability to fund and execute its business plan; the ability of the Company to continue as a going concern; potential adverse developments resulting from litigation; the ability to attract, retain and compensate key executives and associates; the ability of the Company to attract and retain customers; general economic and business conditions, technological developments, the Company's ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, all in a timely manner at reasonable costs and on satisfactory terms and conditions, as well as assumptions about customer acceptance, churn rates, overall market penetration and competition from providers of alternative services, the impact of restructuring and integration actions, the impact of new business opportunities requiring significant up-front investment, interest rate fluctuations and availability, terms and deployment of capital. The Company assumes no obligation to update the forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting such statements.

For further information, please contact Winston Black, Director - Corporate Development at (212) 891-0939.

                                       ###